SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X|
Check the appropriate box:
| | Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only
(as permitted by
Rule 14a-6(e)(2))
| | Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required
|_| Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of
transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Messages posted on Yahoo.

Re: one more thing
by: dpastor_2000
06/05/01 01:06 pm EDT
Msg: 4177 of 4237

Geo,
I didn't reply to this post because I felt that Aaron's next post #4126 expressed my views as well. But I didn't mean to ignore you. Do you feel we've covered things?

I am disappointed with the "Zeomanus" episode, but I want to keep my eye on the ball, which is the proxy contest and reaching out to all shareholders.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19. You can to get summarized information on the participants to the proxy solicitation at the address below, http://www.eRaider.com or by email to info@eRaider.com. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email [Yahoo! censored email address] or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025


Re: An alternative theory
by: AaCBrown (44/M/New York City, New York)
06/07/01 08:35 pm EDT
Msg: 4228 of 4237

I consider all reports of Anthony Ford's share ownership prior to the proxy filed in May to be unreliable. I think the speculation about purchases and sales is reasonable, but we really just don't know.

One other possibility is that shares were reclassified. Say he owns 1.5 million shares in his own name and 0.5 million in a trust for the benefit of his children (I'm making this up for illustration). Then he might claim beneficial ownership of 1.5 million shares but control of 2.0 million.

Aaron Brown


Please note that on the message below, Yahoo cut off the
bottom of the address.  Also, the same message was posted
on the eRaider site.
What they tell the SEC
by: AaCBrown (44/M/New York City, New York)
06/08/01 11:58 am EDT
Msg: 4236 of 4237

On June 5, Goldfield filed additional proxy materials with the SEC. I compared the filed version with what they actually sent. Comments in blue are mine.

June 5, 2001My letter is dated May 25, 2001. Was the filed letter post dated to make it appear that it was filed before sending rather than 11 days afterwards?

Dear Fellow Stockholder: A bit familiar from a guy who gets $17,000 per year from the Company for being a director, yet owned less than $1,000 worth of stock until December 22, 2000.

We have previously sent to you proxy material for the Annual Meeting of Stockholders of The Goldfield Corporation to be held on June 19, 2001. According to our latest records, we Who is "we"? The letter is signed by an individual, Dwight Severs. If "we" means all shareholders, he shouldn't have sent this letter to people who send proxies to eRaider. I guess he's "we" and we're not.have not yet received your proxy. Your Now we have the opposite problem. He's a fellow shareholder but it's "your" board, not "our" board. There seems to be a bit of an identity crisis here. Board of Directors recommends that stockholders vote FOR all proposals on the agenda.

Remember, since approval of Proposal 1 requires the affirmative vote by the holders of a majority of all shares of Common Stock outstanding(Everything up to here was added for the SEC filing, it is left out of the letter itself. Presumably the Company wants the SEC to think they are asking for votes only to get enough to amend the articles of incorporation, but really wants shareholder votes on their whole package.), your vote is important, no matter how many or how few shares you may own. Please help your company avoid the expense of further solicitation by signing, dating and returning the enclosed proxy card today. No mention that your opinion matters, or your vote makes a difference to the outcome, just that you'll save the Company (and therefore yourself) money by complying now. This is the naked version of the threat: vote for us or we'll spend a lot of your money.

Thank you for your support. "Cooperation" is used in the letter rather than "support." Cooperation is a strange choice. Voting against the Company's recommendations is "uncooperative?" They don't want your support to win the election, they want your cooperation to save money. It's no wonder they didn't want to use this word with the SEC.

Very truly yours,
Dwight W. Severs
Secretary

-------------------------------------------------------

YOUR VOTE IS IMPORTANT! This was left out of the actual letter.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Why "our" proxy solicitor? See above.

INNISFREE M&A INCORPORATED
TOLL-FREE, AT 1-888-750-5835

-------------------------------------------------------

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the <a href=article.cfm?topicID=50&catID=158&articleID=647>proxy solicitation</a>. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email <a href=mailto:aaron.brown@privateeram.com>Aaron Brown</a> or write us at:

Privateer Asset Management
POB 20170
Park We


Goldfield History
by: dpastor_2000 (44/F/New York)
06/08/01 01:40 pm EDT
This is an excerpt from our press release - I thought it might give food for thought. The last time I tried to post this, it was deleted.

eRaider felt that the Company drifted from business to business without ever devoting the attention and resources necessary to make any one of them a success. Goldfield has never paid any dividends, and the stock has gone steadily down since the Sottile family got involved with Goldfield in 1969 (the board Chairmanship and CEO position were held by John Sottile's older brother and father before him; Sottile and Leitner family members have often represented the majority of the board of directors, although currently they are only 2 of the 5 directors). Of course the stock has gone up from time to time, but the company's market capitalization declined from over $100 million in 1969 to a low of $5 million in 1998, without any significant, sustained rallies. Even this overstates the performance because shareholders injected additional capital in the late 1970s. Had Goldfield performed like the average stock in the S&P 500, it should be a $2 billion company today, with the shares worth over 100 times their current price (and 300 times the price before eRaider got involved). Even when Goldfield still mined gold, and the price per ounce of that metal soared from $35 to $800, Goldfield's stock price fell.

All of this adds up to a rut in which managers are given long-term contracts (John Sottile has a ten-year contract that pays him even if he is fired) and bonuses for performance that is not good enough to lift the stock price. eRaider thinks management bonuses and other extra compensation should only be paid if shareholders also receive gains. eRaider blames this rut, and the attendant obscurity of the stock, for driving away institutional and many individual investors. But the Company has valuable assets, strong businesses and good management. eRaider thinks it needs only a more aggressive board of directors to achieve greatness.

eRaider is soliciting proxies for Goldfield's annual meeting on June
19. You can to get summarized information on the participants to the proxy solicitation at the address below, http://www.eRaider.com or by email to [Yahoo! censored email address] Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email [Yahoo! censored email address] or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025